Exhibit 3.60

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

OF

EPCOR POWER (US) GP

Dated as of July 20, 2007

between

EPCOR POWER EQUITY LTD.

and

EPLP POWER INC.

i

ii

PARTNERSHIP AGREEMENT

OF

EPCOR POWER (US) GP

THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT (this “Agreement”) of EPCOR Power (US) GP, a Delaware partnership (the “Partnership”), is made and entered into effective as of July 20, 2007 (the “Effective Date”) by and between EPCOR POWER EQUITY LTD., an Alberta corporation (“EPEL”), and EPLP POWER INC., an Alberta corporation (“EPLPPI”, and together with EPEL, sometimes hereinafter collectively referred to as the “Partners”), amending and restating, in its entirety, the Partnership Agreement dated as of June 1, 2007 between EPEL and EPCOR POWER (WILLIAMS LAKE) LTD., a British Columbia corporation (“EPWLL”) (the “Initial Agreement”), with reference to the following facts:

A.            The Partnership was formed for the purpose of carrying on in common, with a view to profit, the business of acquiring, owning, operating, managing, financing, selling or otherwise disposing of and liquidating subsidiaries engaged in the acquisition, development, construction, commissioning, ownership, management, operation, maintenance, financing, sale, disposition, decommissioning and liquidation of electric generating facilities, combined heat and power facilities and other facilities in the United States, and undertaking any and all activities related and incidental to any of the foregoing, and earning and sharing profits and losses from such business, all as more specifically hereinafter set forth;

B.            Pursuant to the Assignment and Assumption Agreement (as defined below), EPLPPI has purchased from EPWLL the 0.5 percent Partnership Interest held by EPWLL in the Partnership; and

C.            The Partners desire to continue the Partnership and to amend and restate in its entirety the Initial Agreement in the form hereof.

In consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree, and hereby enter into this Agreement in its entirety, as follows:

ARTICLE I

RULES OF CONSTRUCTION; DEFINITIONS

Section 1.1      Rules of Construction. For purposes hereof, capitalized terms used herein shall have the meanings assigned to such terms in this Article I. Unless otherwise indicated, references to the masculine shall be deemed to include the feminine, references to the singular shall be deemed to include the plural, and references to “or” shall be deemed to be disjunctive but not necessarily exclusive. Any agreement defined or referred to below shall include each amendment, modification and supplement thereto, and each waiver, approval and consent in respect thereof, as may become effective from time to time, except where otherwise indicated, and shall include all Appendices, Exhibits, Schedules and other attachments thereto and instruments, agreements or other documents incorporated therein. Any term defined below by reference to any document shall be deemed to be amended herein to the extent that such term is subsequently amended in such document. If any such document is subsequently amended, modified or terminated, the affected parties to this Agreement shall in good faith select another comparable definition for any term theretofore defined below by reference to such document.

Unless the context otherwise requires: any reference to any statute, law or governmental regulation will include all amendments, modifications and successors thereto and any replacements of the specific sections and provisions concerned; a reference to any Person includes its successors and assigns; accounting terms not otherwise defined have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer; unless otherwise indicated, all references to Sections, other subdivisions, Appendices, Schedules and Exhibits shall mean and refer to the respective Sections, other subdivisions, Appendices, Schedules and Exhibits in or attached to the agreement or document in which such reference appears; the words “include”, “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation” whether or not in fact followed by such words or words of like import; and the terms “hereof”, “herein”, “hereunder” and comparable terms refer to the entire agreement with respect to which such terms are used and not to any particular article, section or other subdivision thereof.

No provision of this Agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which such provision or any other provision or provisions of this Agreement is or are inconsistent with any prior draft thereof.

Section 1.2      Certain Defined Terms.   As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly, Controls such first Person or is Controlled by said Person or is under common Control with said Person.

“Agreement” means this Partnership Agreement as originally executed and as amended from time to time.

“Approval of the Partners” means approval by the affirmative vote of the Partner(s) holding a majority (in percentage terms) of the Partner Percentage Interests.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement dated as of July 20, 2007 by and between EPLPPI and EPWLL.

“Business Day” shall mean any day other than Saturday, Sunday or any other day on which commercial banks are required or permitted to close by law in The City of New York.

“Capital Contribution” means the amount of money and the agreed Fair Market Value of other property (net of any liabilities secured by such property that the Partnership is considered to assume or take subject to under Code Section 752) contributed by a Partner to the Partnership pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Composite Taxes” shall mean any taxes assessed against or customarily paid by the Partnership.

“Contract” means any agreement, security agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral.

“Control” means the possession, directly or indirectly, through one or more intermediaries, of both of the following:

(a)           in the case of a corporation, the ownership of a majority of the outstanding equity and voting securities thereof; in the case of a limited liability company, partnership, limited partnership or joint venture, the ownership right to a majority of the distributions therefrom (including liquidating distributions); in the case of a trust or estate, including a business trust, the ownership of a majority of the beneficial interest thereof; and in the case of any other entity or organization, the ownership of a majority of the economic or beneficial interest therein; and

(b)           the power and authority, through the ownership or control of voting rights or by Contract or otherwise, to direct or cause the direction of the management of such corporation, limited liability company, partnership, limited partnership, joint venture, trust, estate or other entity or organization.

and “Controls”, “Controlled by” and “under common Control with” have corresponding meanings.

“Distributable Cash” shall mean, as of any date, the cash funds and cash equivalents of the Partnership as of such date that the Partners determine are not required to be retained by the Partnership:

(a)           to meet the then projected cash requirements and needs of the Partnership for the next six months in accordance with the budget of the Partnership, taking into account a reasonable estimate of revenues to be received during such period;

(b)           to pay Composite Taxes and other assessments chargeable, if any, payable by the Partnership during the next six months;

(c)           to pay and discharge any current liabilities and obligations of the Partnership as the same become due and payable during the next six months, including scheduled principal and interest on indebtedness for borrowed money, as well as any additional amounts that may be required to be paid under or in respect of such indebtedness during the next six months; and

(d)           to maintain a cash reserve in an amount determined by the Partners for cash disbursements, including a provision for the payment of all outstanding and unpaid current obligations of the Partnership as well as any capital expenditures which, in the determination of the Partners may be required, in each case during the next six months.

“Effective Date” means the date first set forth above.

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest or third party interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of first refusal, right of pre-emption, privilege or any Contract to create any of the foregoing, but does not include Permitted Encumbrances.

“Fair Market Value” means, in relation to any property, the highest price available in an open and unrestricted market between informed and prudent parties, acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Approval” means any consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other Governmental Authority.

“Governmental Authority” means any federal, provincial, state, local, foreign, municipal, quasi-municipal or other governmental authority, including a state, province, commonwealth, country, territory or district thereof; any city, town, township, village or other municipality; any district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Initial Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Insolvency Event” means, as to any partner, that:

(a)           such Partner makes an assignment of property for the benefit of creditors, or a sheriff, receiver, trustee or conservator seizes any material portion of the assets of such Partner;

(b)           a monitor, receiver, conservator, liquidator or trustee in bankruptcy is appointed in respect of such Partner, its Partnership Interest or any material portion of its assets;

(c)           any proceeding relating to a compromise or arrangement with such Partner’s creditors is commenced under bankruptcy or insolvency Laws, or Laws for relief of debtors, including the filing of a voluntary or involuntary petition under federal bankruptcy Law, unless such proceeding is disputed by the Partner in good faith and is dismissed within 30 days after it is commenced;

(d)           such Partner is adjudged or declared bankrupt or insolvent under applicable bankruptcy or insolvency legislation;

(e)           such Partner admits in writing that it is bankrupt, insolvent or unable to pay its debts as they become due; or

(f)            such Partner defaults under any agreement or instrument which renders enforceable an Encumbrance on its Partnership Interest and such default is not cured within the cure period (if any) permitted by such agreement or instrument.

“Internal Costs” means, in relation to a Partner and without duplication, (a) the normal salaries, wages and employee benefits of the employees of such Partner and its Affiliates that are attributable to the time that such employees expend in respect of Partnership Activities, (b) reasonable transportation, accommodation and similar out of pocket costs of such employees which are incurred in connection with Partnership Activities, and (c) a reasonable amount on account of the general and administrative overhead expenses of such Partner and its Affiliates that are attributable to the costs described in (a) and (b) above and other Partnership Activities undertaken by such Partner and its Affiliates. A Partner’s Internal Costs shall be calculated on the basis that such Partner shall not earn a profit or suffer a loss in respect of its Internal Costs. A Partner’s Internal Costs will not include its costs of capital or its interest costs.

“Law” means all statutes, regulations, ordinances, rules, orders, common law legal and equitable principles, codes of federal, provincial, state, local and foreign Governmental Authorities, and includes any order, decree, ruling, proclamation, resolution, judgment, decision or declaration of a Governmental Authority having valid jurisdiction, all as may be amended from time to time.

“Net Income” or “Net Loss”, as appropriate, shall mean, for any period, the income or loss of the Partnership from each source and activity of the Partnership for such period, as determined in accordance with GAAP.

“Non-Resident” means a Person that is not a resident of Canada within the meaning of the Tax Act and includes a partnership that is not a “Canadian Partnership” as defined in the Tax Act.

“Order” means any writ, judgment, decree, injunction or similar order of any arbitrator or any court, tribunal or other Governmental Authority having jurisdiction (in each case whether preliminary or final).

“Partner” means a partner of the Partnership.

“Partner Percentage Interest” means, with respect to each Partner, the percentage Partnership Interest of such Partner, expressed as a percentage of the total Partnership Interests, as set forth on Exhibit B hereto opposite such Partner’s name, as amended from time to time.

“Partnership” means EPCOR Power (US) GP, a Delaware partnership.

“Partnership Act” means the Revised Uniform Partnership Act of the State of Delaware, as amended.

“Partnership Activities” means activities required to be carried out for the benefit of the Partnership in connection with the conduct and operation of its business activities.

“Partnership Interest” means an interest of a Partner in the Partnership, including rights to share in Net Income, Net Losses, Taxable Income and Tax Loss, rights to distributions, and rights and obligations under this Agreement and the Partnership Act.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, Governmental Authority, unincorporated organization or any other entity, in each case whether acting in an individual, fiduciary or other capacity.

“Tax” includes all Canadian federal, provincial, territorial or municipal and all United States federal, state, local and all foreign or other taxes, rates, levies, assessments, charges and duties, including taxes measured on income and on gains derived from dispositions of property; sale, excise, capital, business transfer and value added taxes; taxes measured on capital or assets used in a business; customs and impart and export duties; and interest, penalties and fines levied or assessed in respect of any of the foregoing.

“Tax Act” means the Income Tax Act (Canada), together with all regulations made pursuant thereto, as amended from time to time.

“Taxable Income” or “Tax Loss” means the amount of income or loss of the Partnership for a Fiscal Year determined pursuant to the provisions of the Tax Act.

“Transfer” means any transfer, assignment, conveyance, sale encumbrance, grant of any lien or security interest in, mortgage, pledge, hypothecation or any other alienations of, or change in the record or beneficial ownership of, a Partnership Interest, including any transfer that would result in any Partner ceasing to own its Partnership Interest, whether made voluntarily or involuntarily by operation of law.

“Transferee Partner” means an additional Partner admitted to the Partnership in accordance with the terms of this Agreement upon Transfer of an existing Partner’s Partnership Interest.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury under the Code.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1      Formation.    The Partners agree to continue the Partnership as a partnership under and pursuant to the provisions of the Partnership Act and agree that the rights, duties and liabilities of the Partners shall be as provided in the Partnership Act, except as otherwise provided herein. This Agreement shall become binding and effective as an agreement among the Partners as of the Effective Date.

Section 2.2      Name.    The name of the Partnership in EPCOR Power (US) GP.

Section 2.3      Principal Place of Business.    The principal place of business of the Partnership will be located within the United States, at any place or places as the Partners may from time to time deem advisable. The books and records of the Partnership shall be maintained at its principal place of business and shall be available to each Partner for inspection and copying.

Section 2.4      Partnership Property.    All property and rights and interests in property originally brought into the Partnership or acquired, whether by purchase or otherwise, on account of the Partnership, or for the purposes and in the cause of the Partnership business, will be held and applied by the Partnership exclusively for the purposes of the Partnership and in accordance with this Agreement.

Section 2.5      Term.    The term of the Partnership shall commence on June 1, 2007 and shall continue until the earlier of January 1, 2050 or the dissolution of the Partnership as provided in Section 8.1.

Section 2.6      Fiscal Year.    The Partnership’s annual accounting period (the “Fiscal Year”) shall be a calendar year.

Section 2.7      Names and Addresses of Partners.    The name and address of the Partners are set forth on Exhibit A attached hereto. The Partners shall cause Exhibit A to be updated from time to time as necessary to reflect accurately the information therein. Any amendment or revision to Exhibit A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Exhibit A shall be deemed to be a reference to Exhibit A as amended or restated, and in effect from time to time.

Section 2.8      Liability of Partners.    The Partners shall have unlimited liability for the payment, satisfaction and discharge of all debts, liabilities and obligations of the Partnership to the full extent of its assets.

Section 2.9      New Partners.    Except as expressly permitted by Article VII, no new Partners shall be admitted to the Partnership except with the written consent of all of the Partners, and in no event shall any Person that is a Non-Resident be admitted as a Partner in the Partnership.

Section 2.10    Qualification in Other Jurisdictions.    The Partners shall cause the Partnership to be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Partnership transacts business. Each Partner shall execute, deliver and file any certificates (and any amendments or restatements thereof) which the Partners may deem necessary or advisable in order for the Partnership to qualify to do business in any jurisdiction in which the Partnership may wish to conduct business.

Section 2.11    Agent for Service of Process.    The agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company and the mailing address for the registered office of the Company in the State of Delaware is in care of The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Such agent and such office may be changed from time to time by the Partners.

Section 2.12    Representation and Warranty of Partners. Each Partner represents, warrants and covenants to each and every other Partner that it is not and will not be a Non-Resident for so long as it is a Partner, and that it will not knowingly transfer its Partnership Interest to any Person that is a Non-Resident.

Section 2.13    Partnership Not Separate Legal Entity. Pursuant to Section 15-201(a) of the Partnership Act, the Partners agree that the Partnership shall not constitute a separate legal entity distinct from the Partners and will stipulate as such in the Statement of Partnership Existence filed with the Secretary of State of the State of Delaware.

ARTICLE III

BUSINESS OF THE PARTNERSHIP

Section 3.1      Business.    The business of the Partnership shall be that of acquiring, owing, operating, managing, financing, selling or otherwise disposing of and liquidating subsidiaries engaged in the acquisition, development, construction, commissioning, ownership, management, operation, maintenance, financing, sale, disposition, decommissioning and liquidation of electric generating facilities, combined heat and power facilities and other facilities in the United States, and undertaking any and all activities related and incidental to any of the foregoing. Any deviation from the Partnership’s stated purposes shall require the Approval of the Partners. The Partners shall devote such time and attention to the business of the Partnership as is reasonably necessary to the conduct of such business and shall act as mutual agents of each other in their relationship as Partners.

Section 3.2      Borrowing.    Without in any way limiting the provisions of Section 3.1, the Partnership shall have the right, power and authority to borrow money on a secured or unsecured basis from individuals, banks and other lending institutions in order to finance or refinance Partnership assets, meet other Partnership obligations, provide Partnership working capital and for any other Partnership purpose, and to execute promissory notes, mortgages, deeds of trust and assignments of Partnership property and such other security instruments as a lender of funds may require to secure repayment of such borrowing.

ARTICLE IV

PARTNERSHIP INTERESTS

Section 4.1      Capital Contributions of the Partners. As of the date of this Agreement, each Partner has contributed to the Partnership the consideration set forth opposite its name on Exhibit B hereto in the form indicated thereon (each such contribution, a “Capital Contribution”). The agreed value of the Capital Contributions is as set forth on Exhibit B. Each Partner has, in consideration for its Capital Contribution, received the Partner Percentage Interest set forth opposite its name on Exhibit B hereto.

Section 4.2      Further Issuances. Following the execution and delivery of this Agreement, the Partnership may issue other Partnership Interests and admit the purchasers thereof as Partners as authorized and consented to by the Partners from time to time with such rights as the Partners may determine. Upon the issuance of additional Partnership Interests, each

Partner’s Partner Percentage Interest shall be adjusted downward to accurately reflect the appropriate percentage of dilution.

Section 4.3      Additional Capital Contributions. No Partner shall be required to make any Capital Contribution to the Partnership after the date of this Agreement except as agreed by the Partners. No voluntary Capital Contribution by any Partner other than the Capital Contributions shall be permitted unless otherwise agreed to by the Partners. Upon a Partner making any additional Capital Contribution, Exhibit B hereto shall be amended as appropriate to reflect the revised Partner Percentage Interest of each Partner.

Section 4.4      Claims of Partners. The Partners shall have no right to the return of their Capital Contributions, if any, other than as specifically provided herein and shall have no recourse against the Partnership or any Partner for the return of such amount, other than as specifically provided herein. Upon any return to any Partner of any Capital Contribution or portion thereof, Exhibit B hereto shall be amended as appropriate to reflect the revised Partner Percentage Interest of each Partner.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

Section 5.1      Allocations of Net Income and Net Loss.

(a)        For each Fiscal Year, or any portion thereof with respect to which the provisions of this Agreement require allocations to be made, Net Income and Net Loss shall be allocated to the Partners in proportion to their respective Partner Percentage Interests.

(b)       For purposes of the foregoing allocation provisions of this Section 5.1, in the event of any Transfers, issuances, redemptions or forfeitures of Partnership Interests or other changes in the proportionate holdings of Partnership Interests during a Fiscal Year, Net Income and Net Loss for the Fiscal Year shall be allocated to the Partners holding Partnership Interests immediately before such event and the Partners holding Partnership Interests immediately after such event, respectively, based on an interim closing of the books and, with respect to the period ending immediately before such event and the period beginning at the time of such event, shall otherwise be allocated among Partners in accordance with the allocation provisions of this Section 5.1.

(c)        All matters concerning allocations, designations, elections and income computation for United States or Canadian federal, provincial, state and local and foreign income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined by the Approval of the Partners.

Section 5.2      Allocations of Taxable Income or Tax Loss.

(a)        Subject to Sections 5.2(b), 5.2(c) and 5.2(d), Taxable Income or Tax Loss of the Partnership from each source and activity of the Partnership and each taxable capital gain and allowable capital loss of the Partnership from the disposition of property in respect of a Fiscal Year will be allocated to the Partners in proportion to their respective Partner Percentage Interests.

(b)       Where assets of the Partnership which were originally contributed to the Partnership by a Partner on a “rollover” or other tax deferred basis are subsequently disposed of by the Partnership, then for the purposes of computing the Taxable Income, Tax Loss, capital gain or capital loss of such Partner under the Tax Act or any statute of any province or territory of Canada imposing a tax on income, an amount of income or gain which is attributable to the difference between the fair market value of such assets at the time of their contribution to the Partnership and the Partnership’s tax basis therein at such time shall be allocated to the Partner who so contributed such assets.

(c)        Where assets of the Partnership are distributed in kind to a Partner and the distribution results in Taxable Income, Tax Loss, capital gain or capital loss to the Partnership, then for the purposes of computing the Taxable Income, Tax Loss, capital gain or capital loss of a Partner under the Tax Act or any statute of any province or territory of Canada imposing a tax on income, such income or gain or loss shall be allocated to the Partner receiving such distribution.

(d)       In the event of any Transfers, issuances, redemptions or forfeitures of Partnership Interests or other changes in the proportionate holdings of Partnership Interests during a Fiscal Year, Taxable Income and Tax Loss for the Fiscal Year shall be allocated to the Partners holding Partnership Interests immediately before such event and the Partners holding Partnership Interests immediately after such event, respectively, based on an interim Fiscal Year end at the time of such event, and, with respect to the period ending immediately before such event and the period beginning at the time of such event, shall otherwise be allocated among Partners in accordance with the allocation provisions of this Section 5.2.

Section 5.3      Cash Distributions. The Partnership shall make distributions of Distributable Cash, at such time or times as may be determined by the Approval of the Partners, in proportion to the Partners’ respective Partner Percentage Interests at the time of such distribution.

Section 5.4      General Limitation. Notwithstanding any provision to the contrary in this Agreement, the Partnership shall not make any distributions except to the extent permitted under the Partnership Act.

Section 5.5      Distributions in Kind. All distributions under this Article V shall be in cash unless the Partners determine, by the Approval of the Partners, to make such distributions in whole or in part in kind (in which case such distributions in kind shall be made pro rata in accordance with the total amounts to be distributed to the Partners). For purposes of this Agreement, including for purpose of determining amounts distributable to any Partner under Section 5.4 and for purposes of the allocation under Article V, any property to be distributed in kind shall be assigned its Fair Market Value in such manner as may be reasonably determined by the Partners, such determination shall be conclusive and binding on all Partners, and such Fair Market Value shall be treated for all purposes hereof as a like amount of cash.

Section 5.6      Set Off and Withholding. Notwithstanding any provision to the contrary in this Agreement, the Partners may cause the Partnership to set off against, or withhold from, any distribution of cash or property in kind to any Partner, in respect of any amounts due from such Partner to the Partnership under this Agreement, to the extent not otherwise paid. Any amounts so set off or withheld shall be applied by the Partnership to discharge the obligation in respect of which such amounts were set off or withheld. All amounts set off or withheld under this Section 5.6 that are attributable to any Partner shall be treated as amounts distributed to such Partner for all purposes under this Agreement.

ARTICLE VI

MANAGEMENT AND ADMINISTRATION OF THE PARTNERSHIP; TAX MATTERS

Section 6.1      Management of the Partnership; Voting Rights.

(a)        Notwithstanding anything to the contrary in this Agreement or in the Partnership Act (other than provisions thereof that specifically cannot be altered by the Partners), each Partner shall be entitled to vote on any action or matter as to which the partners of a general partnership are granted voting rights pursuant to the provisions of the Partners Act or as to which the Partners are expressly granted voting rights pursuant to the provisions of this Agreement. Without limiting the foregoing, each Partner shall be entitled to vote on any action or matter relating to the manner of exercise of voting or other shareholder or ownership rights with respect to shares or other interests that the Partnership holds in other entities. In connection therewith, each Partner shall have a vote equivalent to the Partner Percentage Interest of such Partner at such time. Partnership action on all matters shall be approved if the votes cast in favor of the action exceed the votes cast in opposition to such action, other than:

(i)           as required by the Partnership Act or other applicable Law;

(ii)          those decisions under which a Partner will incur personal liability or obligations, including obligations to contribute capital to the Partnership or provide credit support or other financial assistance to the Partnership, provided that, each Partner will be obligated to provide the Partnership (by Capital Contribution) its Partner Percentage Interest share of all costs of business activities approved by the Partners, to the extent that the Partnership does not have available funds to pay such costs; and

(iii)         a decision to delegate to one Person (other than EPEL) all of the Partners’ power ot manage, control, administer and operate the affairs of the Partnership.

(b)       Any vote or consent of the Partners may be given by written ballot or by vote at a meeting of the Partners called for that purpose or by written consent without a meeting. EPEL may at any time call a meeting of the Partners or call for a vote of the Partners without a meeting on matters on which they are entitled to vote or consent. EPEL shall call for such a meeting or vote following receipt of a written request from any Partner. Within 10 days after receipt of any such notice, EPEL shall notify all affected Partners of record as of the notice date regarding the time and place of the Partnership meeting and the general nature of the business to be transacted at the meeting. Any Partnership meeting shall be not less that 15 days or more than 60 days following mailing of the meeting notice by EPEL.

Section 6.2      Income Tax Matters; Designated Member. EPEL is hereby authorized to act on behalf of the Partnership and each of its Partners in connection with any determination that may be made by the Canada Revenue Agency and any provincial or territorial taxing authority in Canada pursuant to the provisions of Section 152(1.4) of the Tax Act, as the same may be amended, and any analogous Canadian provincial or territorial legislation; and for greater certainty, EPEL is hereby appointed the designated member of the Partnership and is hereby authorized by the Partnership and each of its Partners to make an objection in respect of any such determination.

Section 6.3      Indemnification of Third Parties. The Partnership shall indemnify each person (other than a Partner) engaged in the management, administration or operation of the business and affairs of the Partnership as a representative of the Partners or any other committee established by the Partners or as an employee of the Partnership to the fullest extent permitted by applicable Law, provided that no such Person shall be entitled to indemnification in respect of willfull misconduct, gross negligence, or an act or omission not taken in good faith or which the Person had reasonable cause to believe was unlawful.  The Parties agree that the provisions of the Section 6.3 are not appropriate for Contracts for the provision of goods or services to the Partnership and that such Contracts shall incorporate such standards of care as the Partners consider appropriate and in accordance with industry standards.

ARTICLE VII

RESTRICTIONS ON TRANSFER OF PARTNERSHIP INTERESTS

Section 7.1      Permitted Transfers of Partnership Interests.  No Partner may at any time, on from time to time, Transfer all or any portion of its Partnership Interest to a Person that is not an Affiliate of such Transferring Partner without obtaining (a) the prior written and unanimous approval of the other Partner(s) (which approval may be given or withheld, conditioned or delayed by each such other Partner in its sole and absolute discretion) and (b) all necessary Government Approvals; provided, however, that, subject to compliance with Section 7.3, any Partner may Transfer all or any portion of its Partnership Interest to an Affiliate upon obtaining (x) the prior approval of the Partner(s) holding a majority of the Partner Percentage Interests not held by the Transferring Partner and (y) all necessary Government Approvals. After the consummation of any Transfer of all or any part of a Partnership Interest, the Partnership Interest so Transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfers shall be required to comply with all the terms and provisions of this Agreement. Notwithstanding the foregoing, in no event may a Partner Transfer all or any portion of its Partnership Interest to a Non-Resident.

Section 7.2      Effective Date of Permitted Transfers.  Any permitted Transfer of all or any portion of a Partnership Interest shall be effective as of the date upon which each and all of the requirements of Section 7.1 have been met. Any Transferee of a Partnership Interest shall take such Partnership Interest subject to the restrictions on Transfer imposed by this Agreement.

Section 7.3      Rights of First Offer.  Except as provided in Section 7.3(a) below, no Partner shall effect in whole or in part any Transfer of a Partnership Interest to any Person unless such Partner first complies with the first offer procedures described in Section 7.3(a) below (the “Partner First Offer Rights”).  The Partner First Offer Rights shall be as follows:

(a)        If any Partner at any time desires to effect a Transfer of all or any portion of its Partnership Interest(s), such Partner shall first give a notice (a “Partner Offer Notice”) to the other Partners (the “Partner Offerees”), offering to sell such Partnership Interest (the “Partner Offered Interest”) to the Partner Offerees at the price and on the other terms and conditions set forth in such Partner Offer Notice.  The Partner Offerees shall have the right, for a period of 30 days after receipt of such Partner Offer Notice (the “Partner offer Period”), to elect to purchase from such Partner all (but not less than all) of the Partner Offered Interest at the purchase price and on the other terms and conditions specified in the Partner Offered Notice by giving such Partner notice of such Election (a “Partner Exercise Notice”).  If more than one Partner Offeree makes such election, the percentage of such Partner Offered Interest that each electing Partner Offeree (the “Electing Partner Offerees”) shall be entitled to purchase shall be determined on a pro rata basis in proportion to their respective Partner Percentage Interests.  Such Partner Exercise Notice may be given separately or jointly by more than on Electing Partner Offeree. In any such Partner Exercise Notice, the Electing Partner Offeree may specify that the Partner Offered Interest will be purchased by such Electing Partner Offeree or one or more of its respective Affiliates.  Upon the giving of a valid Partner Exercise Notice, the parties shall cause the Partner Offered Interest to be sold to the purchaser(s) specified therein in accordance with the terms and conditions specified in the applicable Partner Offer Notice and the sale procedures described in Section 7.3(c).

(b)       If none of the Partner Offerees give such Partner a Partner Exercise Notice within the Partner Offer Period, then at any time within 90 days commencing upon the expiration of such Partner Offer Period, such Partner may enter into a binding agreement to Transfer all (but not less than all) of the Partner Offered Interest to any Person, subject to the Transfer restrictions set forth in Section 7.1 (to the extent applicable).  If consummation of such Transfer is not precluded pursuant to such Transfer restrictions, such Partner may proceed to close such Transfer, which closing shall (i) occur no later than 90 days after the expiration of such 90 day period, (ii) be at a price not less than the price set forth in the Partner Offer Notice, and (iii) be on terms and conditions substantially the same as those specified in the Partner Offer Notice.  The time periods specified in the Section 7.3(b) shall be extended to the extent necessary to accommodate any required Governmental Authority filings or Governmental Approvals, each of which filings and approvals such Partner agrees to use its best efforts to make or obtain as quickly as reasonably practicable.  If such Partner fails to agree to and close a permitted Transfer within the above specified periods, then all of the restrictions stated in the Section 7.3 shall apply again as though no Partner Offer Notice had been hereunder.

(c)        The closing of any purchase by a Partner (or its Affiliate) of a Partner Offered Interest hereunder shall take place at a time and place reasonably acceptable to the participating parties.  Prior to any such closing, the parties shall take all other actions required to permit such closing to take place, including, without limitation, making any required filings with Governmental Authorities, obtaining any required Governmental Approvals and obtaining any required contractual consents.  At such closing, the Transferor of any Partnership Interest shall deliver to the applicable purchaser(s) such documentation as such purchaser(s) may reasonably request to evidence the Transfer of such interest against payment of the purchase price therefor.

(d)       The Partner First Offer Rights shall not apply to any Transfer from a Partner to its Affiliate; provided, that, in the case of Transfers to a Affiliate, the Transferee(s) agree in writing in a form reasonably satisfactory to the parties to this Agreement to be bound by each of the provisions of this Agreement in respect of the Transferred interest(s).

Section 7.4      Admission of Transferee as Partner.  A Transferee of a Partnership Interest, including an Affiliate of a Partner desiring to be admitted as a Partner, must execute a counterpart of, or an agreement adopting, this Agreement and any and all relevant related agreements as the Partnership may reasonably require. Subject to obtaining the foregoing required consents, if applicable, and compliance with the applicable provisions of this Agreement, a Transferee of a Partnership Interest shall be admitted as Partner. Upon the admission of the Transferee as a Partner, the Transferee shall have, to the extent of the Partnership Interest Transferred, the rights and powers and shall be subject to the restrictions and liabilities of a Partner under this Agreement and the Partnership Act.  The Transferee shall also be liable, to the extent of the Partnership Interest Transferred, for the unfulfilled obligations, if any, of the Transferor Partner to make Capital Contributions, but shall not be obligated for liabilities unknown to the Transferee at the time such Transferee was admitted as a Partner and that could not be ascertained from this Agreement.  Except as otherwise provided in this Agreement, and except with respect to liabilities unknown to the Transferee at the time of the Transfer and that could not be ascertained from this Agreement, upon admission of such Transferee as a Partner, the Transferor Partner shall be released from any liability to the Partnership under this Agreement and the Partnership Act.

Section 7.5      Transfers in Violation of Agreement.

(a)        Except as hereinafter expressly provided, any attempted Transfer of a Partnership Interest in violation of the foregoing restrictions, and any attempted charge upon or attachment of a Partnership Interest by judicial process, a foreclosure by a creditor of a Partner or otherwise, shall be invalid, null and void and of no force or effect whatsoever, and no Person shall as a result of any such attempted Transfer, charge or attachment acquire or succeed to any rights or interests associated with such Partnership Interest, including but not limited to any right to vote or participate in the management of the Partnership, property and affairs of the Partnership, receive any share of the Partnership’s Net Income, Net Loss or distributions of the Partnership’s assets or exercise any other rights of a Partner.

(b)       Upon any attempted Transfer of a Partnership Interest in violation of the foregoing restrictions, and any attempted charge upon or attachment of a Partner’s Partnership interest by judicial process, a foreclosure by a creditor of a Partner or otherwise, the Transferee shall have no right to vote or participate in the management of the business, property and affairs of the Partnership or to exercise any rights of a Partner, including, without limitation, the right to vote or participate in the management of the Partnership, or, except as otherwise expressly provided by Law, any right to information concerning the business and affairs of the Partnership.

(c)        Except to the extent otherwise expressly agreed, no purchase and sale of a Partner’s Partnership Interest pursuant to this Article VII shall result in the release of the Partner from any liability incurred by the Partner to the Partnership or any other Partner prior to the closing of such purchase and sale.

Section 7.6      Adjustment of Partner Percentage Interests.  The Partner Percentage Interests of the Partners shall be adjusted as appropriate to reflect any permitted Transfer of any Transferring Partner’s Partnership Interest under this Article.

ARTICLE VIII

DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

Section 8.1      Dissolution and Termination of the Partnership.  Any decision to wind up the business and affairs of the Partnership or to dispose of all or substantially all of the assets of the Partnership requires the Approval of the Partners.  In the event dissolution of the Partnership is approved, distributions to the Partners shall be made at the same time or times and in proportion to their respective Partner Percentage Interests.  Distributions may be effected in kind if the Approval of the Partners has been obtained, any such distributions shall be effected, to the extent practicable, in a manner that defers, to the maximum extent possible, taxes that would otherwise be payable by the Partnership or the Partners.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1      Notices.

(a)        Notice Methods and Addresses.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be given in writing (i) by personal delivery, (ii) by recognized overnight air courier service, (iii) by United States or Canadian postal service, postage prepaid, registered or certified mail, return receipt requested, or (iv) by facsimile transmission, using facsimile equipment providing written confirmation of receipt at the receiving facsimile number.  All notices to the parties shall be made to the addresses provided in Exhibit A.  Any notice shall be deemed to have been given on the date delivered, if delivered personally, by overnight air courier service or by facsimile transmission; or, if mailed, shall be deemed to have been given on the date shown on the return receipt as the date of delivery or the date on which the postal service certified that it was unable to deliver, whichever is applicable.

(b)       Change of Address.  Any party may change the address or facsimile number to which notices are to be delivered under this Agreement by giving notice of such change of address or facsimile number to the other parties in accordance with the requirements of the Section 9.1.

Sections 9.2    Entire Agreement.    This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties relating to the subject matter hereof.

Section 9.3      Amendment.  This Agreement may be amended upon the consent or action in writing by Approval of the Partners.

Section 9.4      Waivers.  No waiver of any provision of this Agreement shall be valid or binding unless it is in writing and signed by the parties hereto.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver of any partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege.  No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

Section 9.5      Severable Provisions. If any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, the remainder nevertheless shall remain in full force and effect.

Section 9.6      Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.7      Venue; Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 9.8      Governing Law. This Agreement and the rights and duties of the parties arising out of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference t the conflict of laws rules thereof.

Section 9.9      Further Assurances. Each of the parties shall execute such agreements, instruments and other documents and take such further actions as may be reasonably required or desirable to carry out the provisions and the transactions contemplated by this Agreement, including but not limited to the execution of such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization, and cooperating in obtaining any third party consent and approvals necessary in order to accomplish and give full force and effect to the transactions contemplated hereby.

Section 9.10    Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

Section 9.11    Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he or she may have to maintain any action for partition with respect to any Partnership property.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representative as of the date first above written.

EPCOR POWER EQUITY LTD.

By:	/s/ Kate Chisholm
	Name:	Kate Chisholm
	Title:	Vice-President and General Counsel

By:	/s/ William Wright
	Name:	William Wright
	Title:	Assistant Corporate Secretary

EPLP POWER INC.

By:	/s/ Kate Chisholm
	Name:	Kate Chisholm
	Title:	Vice-President and General Counsel

By:	/s/ William Wright
	Name:	William Wright
	Title:	Assistant Corporate Secretary

[SIGNATURE PAGE TO AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF EPCOR POWER (US) GP]

EXHIBIT A

NAMES AND ADDRESSES OF PARTNERS

All notices to the parties shall be made:

EPCOR Power Equity Ltd.

10065 Jasper Avenue

Edmonton, Alberta T5J 3B1

Attention: Executive Vice President

Telecopy No.: (780) 412-3192

EPLP Power Inc.

10065 Jasper Avenue

Edmonton, Alberta T5J 3B1

Attention: Executive Vice President

Telecopy No.: (780) 412-3192

with a copy in each instance to:

EPCOR Utilities Inc.

10065 Jasper Avenue

Edmonton, Alberta T5J 3B1

Attention: General Counsel

Telecopy No.: (780) 412-3773

Exhibit A-I

EXHIBIT B

PARTNERSHIP INTEREST SCHEDULE

Name of Partner	Partner Percentage Interest	Capital Contributions

EPCOR Power Equity Ltd.	99.5%	$99,500.00

EPLP Power Inc.	0.5%	$500.00

Exhibit B-I

EXHIBIT C

Resolution of EPCOR Power Equity Ltd.

(the “Corporation”)

As Managing Partner of EPCOR Power (US) G.P.

Resolutions of the Board of Directors (the “Board”) approving the US$225 Million Private Placement

WHEREAS the Corporation, as the managing partner of the EPCOR Power (US) G.P. (the “Issuer”), has the power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Issuer;

AND WHEREAS the Board of Directors of the Corporation (the “Board”), as managing partner of the Issuer, having been advised that the Board of Directors of EPCOR Power L.P. (the “Partnership”), the Issuer’s ultimate parent, has determined that it is in the best interests of the Partnership to initiate the refinancing of existing U.S. debt facilities (the “Refinancing”) and as part of the Refinancing has provided their approval to facilitate the issuance of up to US$250,000,000 in senior notes (the “Notes”) of a wholly owned US subsidiary of the Partnership;

AND WHEREAS the Issuer, as part of the Refinancing, intends to conduct a private placement financing of up to US$225,000,000 of Notes, pursuant to the prior authorization of the Partnership, subject to the terms and conditions as set out on the term sheet attached to and forming part of the materials for this meeting (the “Term Sheet”) and further that the Notes will be fully and unconditionally guaranteed by the Partnership (the “Offering”);

AND WHEREAS the Board has been provided with a copy of the Term Sheet pursuant to which the Issuer will conduct the Offering and the net proceeds from the issuance of the Notes are to be used to refinance existing debt and/or for general purposes of the Partnership as described in the Term Sheet;

NOW, THEREFORE, upon motion duly moved and seconded, it was unanimously resolved that the following Resolutions be approved:

1.                                       The Corporation, as managing partner of the Issuer, is hereby authorized to effect the Offering, as contemplated in the materials attached to the agenda for this meeting:

2.                                       The Notes to be issued by the Issuer shall be issued with terms of no less than seven (7) years and no greater than fifteen (15) years with bullet repayment at maturity;

3.                                       Subject to the provisions of paragraphs 1 and 2 (above), this authorization expressly extends to such non-material variations, alterations or modifications in the Offering as any two officers of the Corporation (the “Officers”), on behalf of and in its capacity as managing partner of the Issuer, determine to be necessary or desirable and in the best interests of the Issuer;

4.                                       The Officers are authorized to:

(a)               perform or cause to be performed on behalf of the Issuer all acts, approvals and other things to give effect to the foregoing resolutions as those persons determine to be necessary or desirable and in the best interests of the Issuer; and

(b)              negotiate and settle the terms of, and execute and deliver on behalf of and in the name of the Issuer, with or without the Corporation’s seal, all agreements, documents and other instruments to give effect to the foregoing resolutions as those persons determine to be necessary or desirable and in the best interests of the Issuer, and any things performed or to be performed, and any instruments executed and delivered, by those persons shall be conclusive evidence that those things and instruments have been determined by those persons to be necessary or desirable and in the best interests of the Issuer.

5.                                       Any act or thing done or performed prior to the date of these resolutions, by the Officers, in relation to the Offering, to give effect to or to implement any of the foregoing resolutions, is hereby ratified, approved and confirmed.

2

EXHIBIT D

CERTIFICATE OF INCUMBENCY

OF THE OFFICERS AND DIRECTORS OF

EPCOR POWER EQUITY LTD.

I, the undersigned, of EPCOR Power Equity Ltd., hereby certify that each of the persons named below has been duly appointed to the office in EPCOR Power Equity Ltd. set opposite their respective name and that each such person is now holding such office and is acting as such officer and/or director:

Name	Office

Brian Vaasjo	Director

Stuart Lee	Director

Robert Normand	Director

Don Lowry	President and Chief Executive Officer

Mark Wiltzen	Senior Vice President and Chief Financial Officer

Kate Chisholm	Vice President, General Counsel and Corporate Secretary

John Patterson	Vice President and Treasurer

William Wright	Assistant Corporate Secretary

I give this certificate in my capacity as an officer of EPCOR Power Equity Ltd., and no personal liability is created against or assumed by me in respect of the giving of this certificate.

DATED at Edmonton, Alberta, Canada this 13th day of August, 2007.

/s/ William Wright
William Wright
Assistant Corporate Secretary